SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              COMDIAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                               COMDIAL CORPORATION
                           ---------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1996


TO THE STOCKHOLDERS OF
COMDIAL CORPORATION:

         The Annual Meeting of Stockholders of Comdial Corporation, a Delaware corporation (the "Company"), will be held on April 30, 1996, at 9:00 a.m. Eastern Time, in Ednam Hall at The Boar's Head Inn, Route 250 West, Charlottesville, Virginia 22905, for the following purposes:

         1. To elect to the Board of Directors two (2) directors to serve for three-year terms expiring at the Annual Meeting of Stockholders to be held in 1999;

         2. To consider and vote upon a proposal to amend the Company's 1992 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 800,000 to 1,550,000;

         3. To ratify the selection of the firm of Deloitte & Touche LLP as the Company's independent auditors for the current year; and

         4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

         Only stockholders of record at the close of business on March 12, 1996, will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

         PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

                              By Order of the Board of Directors



April 2, 1996                 Wayne R. Wilver, Secretary

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               COMDIAL CORPORATION

                                 APRIL 30, 1996
                           ---------------------------


                                 PROXY STATEMENT
                           ---------------------------




                               GENERAL INFORMATION


         The Annual Meeting of Stockholders of COMDIAL CORPORATION, a Delaware corporation (the "Company"), will be held on April 30, 1996, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof. This Proxy Statement and the enclosed form of proxy are first being sent or given to the stockholders on or about April 2, 1996. The executive offices of the Company are located at 1180 Seminole Trail, Charlottesville, Virginia 22901; and the mailing address for such offices is Post Office Box 7266, Charlottesville, Virginia 22906-7266.

         At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the election of two nominees for director ("Proposal No. 1"). The stockholders will also be asked to consider and vote upon a proposal ("Proposal No. 2") to amend the Company's 1992 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 800,000 to 1,550,000. In addition, the stockholders of the Company will be asked to ratify the Company's selection of the firm of Deloitte & Touche LLP ("D&T") as the Company's independent auditors for the current year ("Proposal No. 3").

         If a proxy in the enclosed form is duly executed and returned, the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), represented thereby will be voted, where specification is made by the stockholder on the form of proxy, in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR AND "FOR" EACH OF THE OTHER PROPOSALS LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the enclosed proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the Annual Meeting. Any stockholder may revoke his proxy by delivery of a new later dated proxy or by providing written notice of revocation to the Secretary of the Company at any time before it is voted. A proxy will not be voted if the stockholder attends the meeting and elects to vote in person.

         Only stockholders of record at the close of business on March 12, 1996 have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, [8,136,615] shares of Common Stock were outstanding. Each holder of record of Common Stock is entitled to one vote for each share held on all matters voted upon.

         Presence in person or by proxy of the holders of [4,068,308] shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming the applicable quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act upon the election of a nominee for director, and the affirmative vote by the holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including Proposal No. 2 and Proposal No. 3.

         With regard to Proposal No. 1, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals, stockholders may vote in favor of or against such proposal or ratification, or they may abstain from voting. In accordance with applicable law, the treatment and effect of abstentions and broker non-votes are as follows. If a stockholder registers an abstention vote by checking the "ABSTAIN" box on the proxy card, no favorable vote is cast and therefore the abstention vote has the effect of a vote against the proposal. Thus, an abstention from voting on a matter has the same legal effect as a vote against the matter, even though the stockholder may interpret such action differently. If a broker or other nominee holding shares of Common Stock for beneficial owners has voted on one or more matters pursuant to discretionary authority or instructions from beneficial owners, but does not vote on other matters because the broker or nominee has not received instructions from beneficial owners and does not have the right to exercise discretionary voting power, such broker non-votes have no effect on the vote with respect to such other matters. That is, broker non-votes are not counted as votes for the proposal or as votes against the proposal and are not counted in determining the number of votes needed in order for a proposal to be approved.

         The enclosed form of proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual
Meeting: (a) matters which may be presented at the Annual Meeting at the request of public stockholders and with respect to which the Company has not received notice at the date hereof; (b) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the meeting; (c) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (d) any proposal omitted from the Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended; and (e) matters incident to the conduct of the Annual Meeting. The Board of Directors currently is not aware of any matters (other than procedural matters) which will be brought before the Annual Meeting and which are not referred to in the enclosed Notice of Annual Meeting. If any such matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

         The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person or by telephone, telegraph, or mail. Further, the Company will also request record holders of Common Stock who are brokerage firms, custodians, and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of February 8, 1996, as to shares of Common Stock owned by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and officers as a group, together with their respective percentages.

                                                                         AMOUNT AND NATURE                % OF CLASS
                      NAME OF PERSON OR                                    OF BENEFICIAL                   (IF MORE
                 NUMBER OF PERSONS IN GROUP                                OWNERSHIP (1)                 THAN 1%) (2)
-------------------------------------------------------------  --------------------------------------  ----------------
PacifiCorp Credit, Inc.
825 N. E. Multnomah Street
Suite 775
Portland, Oregon  97232-2152 ...........................                     907,169 (3), (4)                11.2%

J. P. Morgan & Co., Incorporated
60 Wall Street
New York, New York  10260  .............................                   1,138,500 (3), (5)                14.0%

Kalmar Investments, Inc.
1300 Market Street, Suite 500
Wilmington, Delaware 19801 .............................                     451,000 (3), (6)                 5.5%


A. M. Gleason                                                                 21,066 (7), (13)                 *
Michael C. Henderson ...................................                     912,169 (8), (13)               11.2%
William E. Porter ......................................                       8,333 (9), (13)                 *
John W. Rosenblum ......................................                      15,000 (10), (13)                *
Dianne C. Walker ..........................................                   18,366 (11), (13)                *


William G. Mustain......................................                      80,785 (12)                     1.0%
Wayne R. Wilver.........................................                      36,112 (14)                      *
William C. Grover  .....................................                       9,978 (15)                      *
Stephen C. Ayers  ......................................                      16,000 (16)                      *
Keith J. Johnstone .....................................                      14,913 (17)                      *
Ove Villadsen                                                                 24,470 (18)                      *
All directors and officers
   as a group (13 persons)..............................                   1,188,173 (19)                    14.4%

----------------
      * Less than one percent of the issued and outstanding shares of Common Stock.

 (1) The amount and percentage of securities beneficially owned by an individual are determined in accordance with the definition of beneficial ownership set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after February 8, 1996. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, the persons and entities named have sole voting and dispositive power over their shares.

 (2) Individual percentages have been rounded. Shares subject to outstanding stock options or warrants which the individual has the right to acquire within 60 days after February 8, 1996, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual, or any group including such individual, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other individual.

(3) Based on information filed with the Securities and Exchange Commission by the reporting person.

(4) Mr. Henderson, a director of the Company, is President and Chief Executive Officer of PacifiCorp Financial Services, Inc., an affiliate of PacifiCorp Credit, Inc. ("PCI") (also see note 8). Mr. Henderson disclaims beneficial ownership of the shares of Common Stock owned by PCI.

(5) J.P. Morgan & Co., Incorporated ("J.P. Morgan") has advised the Company as to the shares owned by it as follows. With respect to disposition, J.P. Morgan has the sole power as to all 1,138,500 shares. In respect of the power to vote, J.P. Morgan has shared power as to 748,100 shares. Voting power as to the remaining 390,400 shares, which are held in various investment accounts, is retained by the beneficial owners.

 (6) Kalmar Investments Inc. ("Kalmar") is an investment advisor registered under the Investment Advisors Act of 1940, as amended. Kalmar has the sole power to dispose or to direct the disposition of the shares. Voting power with respect to the shares, which are held in various investment accounts, is retained by the beneficial owners. No individual client of Kalmar is known to the Company to be the holder of more than five percent of the Company's Common Stock.

(7) In May 1995, Mr. Gleason retired as Vice Chairman and a director of PacifiCorp, an affiliate of PCI. Until April 1995, Mr. Gleason served as PCI's nominee on the Board of Directors of the Company. PCI named Mr. Henderson (see note 8) to replace Mr. Gleason as PCI's nominee on the Board of Directors, effective as of the Annual Meeting held on April 27, 1995. Although Mr. Gleason will no longer be PCI's nominee, he has agreed to remain a member of the Board. His term expires in 1997.

 (8) Includes 907,169 shares of Common Stock beneficially owned by PCI (see note 4) and 3,334 shares of Common Stock issuable upon the exercise of stock options. Pursuant to an agreement between PCI and the Company dated October 31, 1991, so long as PCI or any of its affiliates owns at least 10% of the Company's outstanding Common Stock, the Company will nominate and use its best efforts to cause a nominee of PCI to become a member of the Board of Directors of the Company. Mr. Henderson currently serves as PCI's nominee, having replaced Mr. Gleason (see note 7). Mr. Henderson is President and Chief Executive Officer of PacifiCorp Holdings, Inc., a holding company which owns 87% of Pacific Telecom, Inc., and 100% of Pacific Generation Company and PacifiCorp Financial Services, Inc. (see note 4).

 (9)     Includes 3,334 shares issuable upon the exercise of stock options.

(10)     Includes 3,334 shares issuable upon the exercise of stock options.

(11)     Includes 6,667 shares issuable upon the exercise of stock options.

(12)     Includes 38,890 shares issuable upon the exercise of stock options.

(13) Includes 1,666 shares issuable in February 1996 under the terms of the Company's 1992 Non-Employee Directors Stock Incentive Plan as a result of net income reported by the Company for the fiscal year ended December 31, 1995.

(14)     Includes 9,445 shares issuable upon the exercise of stock options.

(15)     All of the shares are issuable upon the exercise of stock options.

(16) Mr. Ayers served as Vice President, Sales and Marketing until his resignation in September 1995.

(17)     Includes 1,222 shares issuable upon the exercise of stock options.

(18)     All of the shares are issuable upon the exercise of stock options.

(19) Includes 114,925 shares issuable upon the exercise of stock options and 907,169 shares beneficially owned by PCI (see note 4).


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

NOMINEES FOR DIRECTOR

         The Board of Directors is currently comprised of six members, divided into three classes. One class of directors is elected each year to hold office for a three-year term and until successors of such directors are chosen and have qualified. The two directors whose terms are expiring in 1996 are Michael C. Henderson and Dianne C. Walker. Mr. Henderson and Ms. Walker each has been nominated for re-election as a director at the Annual Meeting.

         The remaining four directors will continue to serve as set forth below. In the absence of instructions to the contrary, the proxy holders will vote the proxies received by them for the election of Mr. Henderson and Ms. Walker. Discretionary authority is reserved to cast votes for the election of a substitute should any of the nominees be unable or unwilling to serve as a director. Each of the nominees has agreed to serve as a director if elected and the Company believes that each of them will be available to serve.

         The names and ages of the directors continuing in office and the nominees, their principal occupations or employment during the past five years, and other data regarding them is set forth below.

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                             TERMS EXPIRING IN 1999

MICHAEL C. HENDERSON

Mr. Henderson, age 49, is President and Chief Executive Officer of PacifiCorp Holdings, Inc., a Pacificorp subsidiary which owns Pacific Telecom, Inc., PacifiCorp Generation Company ("PGC"), Powercor, and PacifiCorp Financial Services, Inc. ("PFS"). He is also President and Chief Executive Officer of PFS, a diversified financial services company, and has served as Chairman of PGC, a developer and operator of independent power projects. Prior to April 1993, Mr. Henderson was Vice President-Community and Energy Services of PacifiCorp. Between April 1991 and April 1992, Mr. Henderson served as Senior Vice President
- Portfolio Management of PFS and in that capacity held various management positions in companies in which PFS held equity interests. From 1986 to 1990, Mr. Henderson served as Chief Executive Officer of Crescent Foods, Inc. and was President and sole proprietor of Sound Strategies, a consulting firm from 1990 to 1991. Mr. Henderson serves as Chairman of the Board of Albina Community Bancorp. Mr. Henderson has served as a director of the Company since 1995 and is a member of the Audit Committee.

DIANNE C. WALKER

Ms. Walker, age 39, is an independent consultant. Prior to January 1995, she was a consultant to Bear Stearns & Co. Inc., an investment banking firm. Prior to August 1992, she was a consultant to (between April 1990 and July 1991, Vice President of) Kidder Peabody & Co., Inc., an investment banking firm. Between 1988 and 1990, Ms. Walker was a consultant to Pacific Telecom, Inc., a telecommunications company. She is also a director of Satellite Technology Management, Inc., Arizona Public Service Company, and Microtest, Inc. Ms. Walker has served as a director of the Company since 1986 and is a member of the Audit Committee of the Board of Directors.


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERMS EXPIRING IN 1998:

WILLIAM G. MUSTAIN

Mr. Mustain, age 54, is Chairman, President, and Chief Executive Officer of the Company. He joined the Company as Vice President in June 1987 and assumed his current position in May 1989. Mr. Mustain was Vice President of Operations (Engineering and Manufacturing) for Norand Corporation from 1983 to 1987. From 1964 to 1983, he held various engineering, marketing, and manufacturing positions with General Electric Company. He has served as a director of the Company since 1989 and is a member of the Nominating Committee of the Board of Directors.

JOHN W. ROSENBLUM

Mr. Rosenblum, age 52, is a Tayloe Murphy Professor of Business Administration at the Darden Graduate School of Business Administration at the University of Virginia. He is also a director of Chesapeake Corporation, Cadmus Communications Corp., T. Rowe Price Associates, and Cone Mills Corporation. Mr. Rosenblum has served as a director of the Company since 1992 and is a member of the Compensation Committee of the Board of Directors.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERMS EXPIRING IN 1997:

A. M. GLEASON

Mr. Gleason, age 66, retired in May 1995 as Vice Chairman and a director of PacifiCorp, a diversified public utility. He currently serves as President of the Port of Portland. Prior to January 1994, Mr. Gleason was President and Chief Executive Officer of PacifiCorp. He is also a director of Tektronix, Inc., Blount, Inc., and Fred Meyer, Inc. Mr. Gleason has served as a director of the Company since 1981 and as Vice Chairman of the Board of Directors since April 1995 and is a member of the Compensation and Nominating Committees of the Board of Directors.

WILLIAM E. PORTER

Mr. Porter, age 50, is Senior Vice President, Strategic Planning of Trigon Blue Cross Blue Shield (formerly Blue Cross Blue Shield of Virginia). Between May 1994 and December 1995, Mr. Porter was Vice President-Project Future of Trigon Blue Cross Blue Shield. Between 1992 and May 1994, Mr. Porter was a Vice President of the Integrated Systems Division of Century Technologies Corporation, a systems integration company. Between 1990 and 1992, Mr. Porter served as Deputy Chief of Staff for the Governor of the Commonwealth of Virginia and as Deputy Secretary of Commerce and Trade. He served as a director of the Metropolitan Washington Airports Authority between 1992 and 1994 and as a director of Virginia's Center for Innovative Technology in 1993. Mr. Porter has served as a director of the Company since July, 1994 and is a member of the Compensation and Nominating Committees of the Board of Directors.


BOARD MEETINGS

         The Board of Directors held four regularly scheduled meetings and four special meetings in 1995. During 1995 all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and standing Committees on which they served.


COMMITTEES

         The Board of Directors has standing Audit, Compensation, and Nominating Committees as well as certain other Committees.

         The Audit Committee held two meetings in 1995. Its principal functions are to recommend to the Board of Directors the firm of independent auditors to serve the Company each fiscal year, to review the plan and results of the audit by the independent auditors, and the scope, results, and adequacy of the Company's systems of internal accounting controls and procedures. In addition, the Audit Committee reviews the independence of such auditors and reviews their fees for audit and non-audit services rendered to the Company. During 1995, the members of the Audit Committee included Ms. Walker (Chair) and Mr. Henderson.

         The Compensation Committee held four meetings in 1995. Its principal functions are to approve remuneration of the officers of the Company, review certain benefit programs, and approve and administer remuneration plans, including the stock incentive plans of the Company. The Report of the Compensation Committee on executive compensation is set forth on page 14 of this Proxy Statement. During 1995, the members of the Compensation Committee included Messrs. Gleason (Chair), Porter, and Rosenblum.

         The Nominating Committee held one meeting in 1995. During 1995, the members of the Nominating Committee included Messrs. Porter (Chair), Gleason, and Mustain. The principal functions of the Nominating Committee are to review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Comdial Corporation, 1180 Seminole Trail, P. O. Box 7266, Charlottesville, Virginia 22906-7266. If a stockholder intends to make a nomination at any Annual Meeting, the Bylaws of the Company require that the stockholder deliver a notice to the Company not less than 120 days in advance of the anniversary date of the Company's Proxy Statement released to its stockholders in connection with the previous year's annual meeting of stockholders, setting forth (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, address, and principal occupation of such proposed nominee; (iii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) the consent of each proposed nominee to serve as a director of the Company if so elected; and (v) the total number of shares of capital stock of the Company that will be voted for each proposed nominee and the number of shares of capital stock of the Company owned by the notifying stockholder. The Chairman of the meeting, in his discretion, may refuse to acknowledge the nomination or disregard the nomination of any person not made in compliance with the foregoing procedure.

         By requiring advance notice of stockholder nominations, the Bylaws afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for election of directors. However, they may have the effect of precluding a contest for the election of directors if their procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect his or her own slate of directors.

         A stockholder interested in nominating a person for election as a director at the Annual Meeting of Stockholders to be held in 1997 should notify the Company in the manner described above on or before December 3, 1996.

         The Board has also designated as a standing committee a Pension Committee and may establish other committees from time to time.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company received a monthly director's fee of $1,250 in 1995.

         In addition, the Board of Directors, with the approval of the stockholders, adopted the 1992 Non-Employee Directors Stock Incentive Plan (the "Directors Plan") in 1992. Under the Directors Plan, as amended, a director of the Company who is not otherwise an employee of the Company or any of its subsidiaries and has not been an employee for a period of at least one year is eligible to receive automatic grants of options and awards of shares of Common Stock. An aggregate of 200,000 shares of Common Stock is reserved for issuance under the Directors Plan. The Directors Plan provides that each newly-elected director who is eligible to participate in the plan on the date of his or her first election to the Board automatically receive an option to purchase 3,334 shares of Common Stock. The Directors Plan also provides that, for each fiscal year in which the Company had net income, each then director would receive in the following year an automatic award of 3,334 shares of Common Stock.

         At its regular meeting held on February 16, 1995, the Board of Directors adopted an amendment to the Directors Plan permitting the Board to suspend all or any part of the automatic award of 3,334 shares of Common Stock attributable to the Company's having net income in any fiscal year (any such suspension to continue for all future years until specific action is taken by the Board to increase, reduce or eliminate the amount of such suspension). In accordance with the Directors Plan, as amended, the Board adopted a resolution suspending 1,668 of the 3,334 shares automatically awarded to non-employee directors for fiscal years in which the Company has net income after 1994. Accordingly, directors Gleason, Porter, Rosenblum, and Walker each received an automatic award of 1,666 shares of Common Stock in February 1996, as a result of net income reported by the Company for the fiscal year ended December 31, 1995.

         All stock options granted under the Directors Plan are non-statutory options. The option exercise price is the fair market value of the shares of Common Stock at the time the option is granted. All of the options are immediately exercisable; provided, however, that they may be exercised only while the holder is a director or within 36 months of the date he or she ceases to be a director and in no event may any such option be exercised more than ten years after the date of grant.

         Mr. Mustain, the only employee of the Company who is a member of the Board of Directors, receives no additional compensation for serving as a director.

EXECUTIVE OFFICERS OF THE COMPANY

         The following table lists the executive officers of the Company. All executive officers are appointed annually by, and serve at the discretion of, the Board of Directors of the Company.

                                                  POSITION                            BUSINESS EXPERIENCE
           NAME AND AGE                       WITH THE COMPANY                       DURING PAST FIVE YEARS
----------------------------------- ------------------------------------  --------------------------------------------
William G. Mustain (54)             Chairman, President, and                                    *
                                    Chief Executive Officer
Wayne R. Wilver (62)                Senior Vice President,                Mr. Wilver joined the Company in
                                    Chief Financial Officer,              July 1986 as Vice President, Chief
                                    Treasurer, and Secretary              Financial Officer, Treasurer, and
                                                                          Secretary and assumed his present
                                                                          position in May 1989. Between
                                                                          1983 and 1986, Mr. Wilver served
                                                                          as Vice President-Finance and
                                                                          Business Management and Treasurer
                                                                          to the U.S. Committee for Energy
                                                                          Awareness. Prior to 1983, he held
                                                                          various management positions with
                                                                          General Electric Company, including
                                                                          Chief Financial Executive of its
                                                                          Mobile Communications Business
                                                                          division.

William C. Grover (57)              Senior Vice President                 Mr. Grover was elected Senior Vice
                                                                          President in September 1995 and is
                                                                          responsible for Sales and Marketing.
                                                                          Since 1993, he served as President
                                                                          of Comdial Enterprise Systems, Inc.,
                                                                          a subsidiary of the Company.  Prior
                                                                          to 1993, Mr. Grover held various
                                                                          executive level positions with
                                                                          software development and computer
                                                                          manufacturing companies, including
                                                                          President and CEO of PICKTEL
                                                                          Computer Systems, Inc., a developer
                                                                          and distributor of multi-user database
                                                                          and management information
                                                                          systems and President of Sequoia
                                                                          Systems, Inc., a manufacturer and
                                                                          distributor of fault tolerant computer
                                                                          systems targeted to the online
                                                                          transaction market.

Joe D. Ford (48)                    Vice President                        Mr. Ford was elected Vice President
                                                                          in May 1995 and is responsible for
                                                                          Human Resources.  Between 1982
                                                                          and May 1995, he served as the
                                                                          Company's Director of Human
                                                                          Resources.  Prior to that time, he
                                                                          held various human resources
                                                                          positions with the Company's
                                                                          predecessor, Stromberg-Carlson
                                                                          Telephone Systems, Inc., which
                                                                          operated the Charlottesville
                                                                          manufacturing facility before the
                                                                          Company acquired the facility in
                                                                          October 1982.
Keith J. Johnstone (49)             Vice President                        Mr. Johnstone was elected Vice
                                                                          President in May 1990 and is
                                                                          responsible for Manufacturing
                                                                          Operations.  He has been employed
                                                                          in various positions with Comdial or
                                                                          its predecessor since 1980, including
                                                                          Director of Customer Service,
                                                                          Director of Materials and Director of
                                                                          Manufacturing Systems.
Lawrence K. Tate (53)               Vice President                        Mr. Tate was elected Vice President
                                                                          in November 1982 and is responsible
                                                                          for Quality.  Between 1969 and
                                                                          1982, he held various management
                                                                          positions, including Vice President-
                                                                          Manufacturing Operations, for
                                                                          Stromberg-Carlson Telephone
                                                                          Systems, Inc., which operated the
                                                                          Charlottesville manufacturing facility
                                                                          before the Company acquired the
                                                                          facility in October 1982.
Ove Villadsen (55)                  Vice President                        Mr. Villadsen was elected Vice
                                                                          President of Comdial Business
                                                                          Communications Corporation, a
                                                                          subsidiary of the Company, in
                                                                          November 1982, and was elected
                                                                          Vice President of the Company in
                                                                          May 1989.  He has been responsible
                                                                          for Engineering for the Company or
                                                                          its predecessor since 1980.

--------------

         * See "Election of Directors-Members of the Board of Directors Continuing in Office: Terms Expiring in 1998."

FAMILY RELATIONSHIPS

         There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.


EXECUTIVE COMPENSATION

         The following sections disclose detailed information about cash and equity-based executive compensation paid by the Company to certain of its executive employees. The information is comprised of a five-year stock performance graph, a Report of the Company's Compensation Committee of the Board of Directors, a Summary Compensation Table, and additional tables which provide further details on stock options and pension benefits.

   FIVE YEAR TOTAL STOCKHOLDER RETURN

         The following performance table compares the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1990 through December 31, 1995, from an investment of $100 in (i) the Company's Common Stock, (ii) the Nasdaq Market Index, and (iii) a peer group index constructed by the Company (the "Peer Group Index").

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
           COMDIAL CORPORATION COMMON STOCK, THE NASDAQ MARKET INDEX,
                            AND THE PEER GROUP INDEX



                           [performance graph omitted]


                                    1990         1991          1992        1993        1994         1995
Comdial Corporation                $100.00       $70.00       $70.00     $520.00      $470.00     $486.67
The Nasdaq Index                   $100.00      $128.38      $129.64     $155.50      $163.26     $211.77
Peer Group Index                   $100.00       $92.31      $210.59     $597.39      $415.21     $680.49








         The Nasdaq Market Index tracks the aggregate price performance of equity securities of companies traded on the National Association of Securities Dealers Automated Quotation-National Market System ("Nasdaq-NMS"). The Company's Common Stock is traded on the Nasdaq-NMS.

         Media General Financial Services supplied the necessary information to construct the table, including the Peer Group Index. The Peer Group Index consists of the following companies: ExecuTone Information Systems, Inc., Inter-Tel, Inc., and Mitel Corporation. The Company selected these three companies as the peer group because their lines of business most closely match the lines of business in which the Company is currently primarily engaged. Although AT&T and Northern Telecom are also major competitors of the Company, these two companies have been excluded from the peer group because they are much larger than the Company and derive most of their revenues from other lines of business. The returns of each peer group issuer have been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

         The performance of any individual company's common stock is influenced not only by its own performance and future prospects, but also by a number of external factors over which the company and its management have indirect or no control, including general economic conditions, expectations for the company's future performance, and conditions affecting or expected to affect the company's industry. In addition, stock performance can be affected by factors such as trading volume, analytical research coverage by the investment community, and the propensity of stockholders to hold the stock for investment purposes. The relative weight of these factors also changes over time. Consequently, stock performance, including measurement against indices, may not be representative of a company's financial performance for given periods of time.


   REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Company's executive compensation package for its executive officers consists of three elements: base salary, annual performance-based incentive, and stock option grants.

         Compensation Principles. The Committee believes that the executive compensation package should provide incentives to achieve both current and longer-term strategic management goals of the Company, with the ultimate objective of enhancing stockholder value. The three elements of the compensation plan are designed to achieve this objective. The base salaries are set at levels believed by the Committee to be sufficient to attract and retain qualified officers, with a significant portion of the cash compensation being in the form of performance-based incentives dependent upon meeting specified Company annual financial goals. Stock option grants are intended to serve as an incentive to achieve the overall longer-term objective of enhancing stockholder value.

         Prior to 1985, the Company was primarily focused on the residential telephone business. Since that time, the Company has redirected its efforts to the telephone systems and integrated computer and telephone systems market. In this endeavor, the Company was first profitable in 1990 and, with the exception of a modest loss in 1991, the Company has been profitable each year thereafter.

         The Company will continue its efforts to further improve financial stability while striving to increase sales and improve profits with the ultimate objective of enhancing stockholder value.

         Salaries. In general, base salary levels are set at levels believed by the Committee to be sufficient to attract and retain qualified executives, when considered with the other components of the executive compensation package. Annually, the Committee reviews the compensation of the executive officers. In addition, the Committee retains an independent consulting company and considers its report of the compensation paid by companies in the same or similar industries. The Committee considers the remuneration analysis in conjunction with the Company's overall performance as measured by achievement of the Company's objectives and the development and succession of sound management practices and skilled personnel.

         The  Company's  primary  objective,   as  noted  above,  has  been  the
implementation of financial stability, the development of new products, and growth. In order to attract and retain qualified executive personnel, base salary levels have reflected a necessary balance between (i) the competitive level set by the industry and (ii) the Company's overall financial performance.

         Effective as of February 12, 1996, the Committee set the annual salary of Mr. Mustain (the Company's President and Chief Executive Officer) at $245,000, representing a 13.9% increase over Mr. Mustain's previous salary. The Committee believes that Mr. Mustain is performing an extremely valuable function in leading the Company in its successful efforts in its current markets and its entry into the new areas of international and computer telephony.

         Annual Incentives. The Committee has established a formal plan for the awarding of incentive compensation to officers. The plan consists of two equally weighted and clearly defined objectives: cash flow and net income. The Committee believes that these objectives are supportive of the Company's continued focus on improved financial results and positioning the Company for continued growth.

         In line with this defined plan and in recognition of the achievement of the Company's performance objectives in 1995, the Committee awarded Mr. Mustain an incentive amount of $151,000 or 70.2% of his base salary. The Committee also awarded incentive amounts to the Company's other executive officers totaling 38.2% of their aggregate base salaries.

         Stock Options. Stock options comprise one part of the executive compensation package. This component is intended to encourage key employees to remain in the employ of the Company by offering them an opportunity for ownership in the Company, and to provide them with a long-term interest in the Company's overall performance as reflected by the performance in the market of the Company's Common Stock. The Committee has established levels of stock option grants for various positions within the Company.

         During 1995, 153 eligible employees were awarded stock options to acquire a total of 251,284 shares of the Company's Common Stock. All of the Company's executive officers were awarded stock options in 1995, totaling 124,203 shares.

         Pension Plan. The Company has a pension plan covering hourly and salaried employees, including the executive officers. The plan requires Company contributions for tax-deferred pension accruals, with the amount of contribution actuarially determined in order to fund for each participating employee a benefit based on the two factors of career average compensation and years of service. For highly compensated employees, such as the executive officers, the amount of benefit under the pension plan is limited in order to qualify under Federal tax laws. Following this report is a more detailed discussion of each of the components of the executive compensation package, including additional information regarding the pension plan.

               A. M. Gleason (Chair)                          William E. Porter

   SUMMARY COMPENSATION TABLE

         The following summary compensation table presents information about the compensation paid by the Company during its three most recent fiscal years to those individuals who were (i) the Company's Chief Executive Officer (the "CEO") at the end of the last completed fiscal year, regardless of compensation level,
(ii) the Company's four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus for the last completed fiscal year exceeded $100,000, and (iii) one additional individual for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that such individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE:

                                                                                       LONG-
                                                                                        TERM
                                                       ANNUAL COMPENSATION(1)         COMPEN-
                                                                                       SATION
                                                                                     ----------
                                                                                                       ALL OTHER
            NAME AND                                                                  OPTIONS           COMPEN
            PRINCIPAL                                 SALARY(2)         BONUS         GRANTED         SATION (4)
            POSITION                     YEAR            ($)             ($)          (#) (3)             ($)
---------------------------------       -------      -----------      ----------     ----------      -------------
William G. Mustain                       1995            209,231         151,000         50,000            2,310
  President and Chief                    1994            185,000          69,375              -            2,310
  Executive Officer                      1993            185,000          84,000              -            2,249

Wayne R. Wilver                          1995            135,500          48,000         15,000            2,310
  Senior Vice President and              1994            124,231          18,850          6,667            2,174
  Chief Financial Officer                1993            120,000          22,000              -            2,235

William C. Grover                        1995            161,000          24,000         18,267            2,310
  Senior Vice President                  1994            156,000               -              -            2,310
                                         1993             61,153               -         13,334 (5)          476

Stephen C. Ayers (6)                     1995            123,865          48,000         15,334            2,310
  Vice President                         1994            120,599          34,500              -            2,005
                                         1993            115,900          34,000              -            1,811

Keith J. Johnstone                       1995            104,038          37,000          3,667            1,962
  Vice President                         1994             98,461          22,500              -            1,723
                                         1993             90,000          21,000              -            1,719

Ove Villadsen                            1995            126,153          65,000         15,334            2,310
  Vice President                         1994            108,461          28,875          3,334            1,898
                                         1993            100,000          23,000              -            1,942

(1) While the six named individuals received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits are not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) The salaries shown in the Summary Compensation Table for 1995 have been in effect since February 1995.

(3) Options granted prior to August 7, 1995 have been adjusted to reflect a one-for-three reverse stock split.

(4) Amounts set forth in the Summary Compensation Table under the heading "All Other Compensation" represent the matching contributions made by the Company to its 401(k) plan for the benefit of the named officer in the year indicated.

(5)      Mr. Grover became an employee of the Company in August 1993.

(6) Mr. Ayers served as Vice President, Sales and Marketing until his resignation in September 1995.


   STOCK OPTIONS

         The Company has adopted the Comdial Corporation 1992 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan is intended to further the long-term stability and financial success of the Company by attracting and retaining key employees through the use of stock incentives, including stock options. The Company does not award stock appreciation rights under the Stock Incentive Plan. The Company has reserved a total of 800,000 shares of Common Stock for issuance pursuant to incentive awards made under the Stock Incentive Plan. At its regular meeting on February 6, 1996, the Board approved an amendment to the Stock Incentive Plan, subject to stockholder approval, increasing the total number of shares reserved for issuance pursuant to incentive awards made under the Stock Incentive Plan from 800,000 to 1,550,000. See "PROPOSAL NO. 2: Approval of Amendment to 1992 Stock Incentive Plan."

         The following table sets forth additional information concerning individual grants of stock options made under the Stock Incentive Plan during the last completed fiscal year to each of the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                REALIZED VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                              RATES OF STOCK PRICE
                                                                                                  APPRECIATION
                                      INDIVIDUAL GRANTS                                        FOR OPTION TERM(1)
                                              % OF
                                              TOTAL
                                             OPTIONS
                                           GRANTED TO     EXERCISE
                             OPTIONS        EMPLOYEES      OR BASE
                            GRANTED(2)      IN FISCAL       PRICE      EXPIRATION              5%             10%
NAME                           (#)            YEAR         ($/SH)         DATE                 ($)            ($)
------------------------- -------------- --------------- ----------- --------------       ------------- ---------------
William G. Mustain                50,000           20.0%       $7.50     3/28/05               $610,835        $972,653
Wayne R. Wilver                   15,000            6.0%       $7.50     3/28/05               $183,251        $291,796
William C. Grover                  3,267            1.3%       $7.50     3/28/05                $39,912         $63,553
                                  15,000            6.0%      $11.25     8/31/05               $274,876        $437,694
Stephen C. Ayers                  15,334            6.1%       $7.50     3/28/05                  - (3)           - (3)
Keith J. Johnstone                 3,667            1.5%       $7.50     3/28/05                $44,709         $71,334
Ove Villadsen                     15,334            6.1%       $7.50     3/28/05               $187,331        $298,293

(1) The potential realized values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of five percent and ten percent, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2)      All options  granted to the named  officers  were  granted on March 28,
         1995, except for 15,000 options granted to Mr. Grover on August 31, 1995. One third of the options become exercisable on the first anniversary of the grant date, another third become exercisable on the second anniversary of the grant date, and the balance become exercisable on the third anniversary of the grant date. All of these options were granted with an exercise price equal to the market price of the Company's Common Stock on the grant date.

(3) Mr. Ayers served as Vice President, Sales and Marketing until his resignation in September 1995. The options granted to Mr. Ayers terminated unexercised on December 1, 1995.

         The following table sets forth information concerning each exercise of stock options during the 1995 fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options, provided on an aggregated basis:


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                    FISCAL YEAR-END UNEXERCISED OPTION VALUES


             (A)                     (B)               (C)                    (D)                       (E)

                                                                           NUMBER OF
                                                                          SECURITIES                 VALUE OF
                                                                          UNDERLYING                UNEXERCISED
                                                                          UNEXERCISED             IN-THE-MONEY(2)
                                                                          OPTIONS AT                OPTIONS AT
                                                                          FY-END (#)                FY-END ($)

                             SHARES ACQUIRED         VALUE(1)            EXERCISABLE/              EXERCISABLE/
            NAME             ON EXERCISE (#)       REALIZED ($)          UNEXERCISABLE             UNEXERCISABLE
---------------------------- ------------------ ------------------ ------------------------- -------------------------
William G. Mustain                 41,110           $308,392           22,223 / 50,000          $177,006 / $93,750

Wayne R. Wilver                    22,221           $147,458            6,667 / 19,445           $35,404 / $28,125

William C. Grover                      -                   -            8,889 / 22,712           $28,400 / $20,327

Stephen C. Ayers                    8,334            $84,090                    Note 3                      Note 3

Keith J. Johnstone                 13,691           $102,272                 0 / 3,667                 $0 / $6,876

Ove Villadsen                          -                         -           18,247 / 17,557    $126,488 / $28,751

(1) The dollar values referred to in columns (C) and (E) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

(3) Mr. Ayers served as Vice President, Sales and Marketing until his resignation in September 1995. All unexercised options granted to Mr. Ayers terminated on December 1, 1995.


   PENSION PLAN

         The Company has a pension plan covering both salaried and hourly employees. Under the pension plan, actuarially computed contributions are made annually by the Company and benefits are determined primarily by average career compensation and years of service. The following pension plan table shows estimated annual benefits payable upon retirement at age 65 in specified compensation and years of service classifications:


                               PENSION PLAN TABLE:


                             ESTIMATED ANNUAL BENEFITS PAYABLE BY THE
                        PLAN AT RETIREMENT WITH YEARS OF SERVICE INDICATED
REMUNERATION
    ($)
                  15                20                25                30                 35
                 ($)               ($)               ($)               ($)                ($)
  100,000          27,184            36,245            45,306            54,368              63,429
  125,000          34,309            45,745            57,181            68,618              80,054
  150,000          41,434            55,245            69,056            82,868              96,679
  175,000          41,434            55,245            69,056            82,868              96,679
  200,000          41,434            55,245            69,056            82,868              96,679
  225,000          41,434            55,245            69,056            82,868              96,679
  250,000          41,434            55,245            69,056            82,868              96,679

         Effective as of January 1, 1994, the plan covers a participant's compensation including bonuses and incentive pay for hourly employees and excluding deferred or supplemental compensation or other forms of compensation, if any, paid by the Company; provided, however, that the amount of a participant's annual compensation taken into account under the plan for any year may be subject to certain limitations under the plan or in accordance with applicable law. As to Messrs. Mustain, Wilver, Grover, Ayers, Johnstone, and Villadsen, the amounts set forth in the Summary Compensation Table under the heading "Salary" are covered by the plan. As of December 31, 1995, Messrs. Mustain, Wilver, Grover, Ayers, Johnstone, and Villadsen have eight, nine, two, seven, thirteen, and thirteen years of credited service, respectively.

         There are several different forms of benefit options available under the Company's pension plan, including Straight Life Annuity, 5 Years Certain & Life Annuity, 10 Years Certain & Life Annuity, Level Income Life Annuity (age 62 and 65), Contingent Annuitant Option, and Joint and Survivor Option. The Level Income Life Annuity balances retirement income from the pension plan and social security benefits so that income remains more or less constant regardless of when social security benefits begin.

   EXECUTIVE SEVERANCE PLAN

         Effective as of September 5, 1995, the Board of Directors adopted a severance plan for the Company's executive officers (the "Executive Severance Plan"). The Executive Severance Plan is designed to provide for the payment of severance benefits if an executive officer is terminated without cause, or if the executive terminates with good reason within two years after a change of control. The Executive Severance Plan covers the Company's Chief Executive Officer, President, Senior Vice Presidents, Chief Financial Officer, and Vice Presidents. In addition, the Compensation Committee of the Board of Directors can specifically designate other employees to participate. The persons covered by the Executive Severance Plan are hereinafter referred to as the "Covered Executives". The severance period over which payments are made varies with the job classification of the Covered Executive as follows: (i) 24 months for the President or Chief Executive Officer, (ii) 18 months for a Senior Vice President, Chief Financial Officer or Vice President of Engineering, and (iii) 12 months for other Vice Presidents. Other designated participants would have individual periods established, not longer than 24 months.

         Under the Executive Severance Plan, if a Covered Executive is terminated by the Company without Good Cause (as defined below) or if he or she terminates employment with Good Reason (as defined below) within 24 months following a Change of Control (as defined below), the Covered Executive is entitled to receive monthly payments of his or her final salary (or the Covered Executive's salary at a Change of Control, if larger) and his or her average bonus. The Covered Executive's average bonus is the average of the Covered Executive's bonus for the previous two years or the Covered Executive's term of employment, if less. The Covered Executive would receive these payments even if he or she is employed by another company during the severance period. The Company may pay the severance benefit in a lump sum at its option. The Covered Executive's spouse or other named beneficiary is entitled to any unpaid benefit after death.

         In addition, the Covered Executive would receive health, life and disability insurance coverage for the severance period. The Covered Executive would have to contribute toward the premiums for any insurance to the same extent as when employed. Insurance benefits would cease if the Covered Executive is employed by another company and is covered by similar benefits.

         As a condition to receiving benefits, the Covered Executive would be required to execute a complete release of the Company from all claims, including all claims relating to the Covered Executive's employment and his or her termination of employment.

         The Covered Executive's benefit would be reduced to avoid application of the "excess parachute payment" restrictions after a Change of Control. An excess parachute payment is subject to an additional 20% excise tax payable by the employee and is not deductible by the employer. In general, an excess parachute payment is a payment made due to a Change of Control that exceeds three times the employee's average compensation for the prior five years.

         The Board of Directors can amend or terminate the Executive Severance Plan in the future, except in two circumstances. First, after a Change of Control, the Plan cannot be amended or terminated for 24 months. Second, an amendment or termination cannot affect the benefits of a terminated Covered Executive then receiving benefits.

         With respect to the termination of any Covered Executive by the Company, the term "Good Cause" means the (a) fraud or material misappropriation by the Covered Executive with respect to the business or assets of the Company;
(b) the persistent refusal or wilful failure of the Covered Executive materially to perform his or her duties and responsiblities to the Company, which continues after the Covered Executive receives notice of such refusal or failure; (c) conduct by the Covered Executive that constitutes disloyalty to the Company and that materially harms or has the potential to cause material harm to the Company; (d) the Covered Executive's conviction of a felony or crime involving moral turpitude; (e) the use of drugs or alcohol that interferes materially with the performance of the Covered Executive's performance of his or her duties; or
(f) the violation of any significant Company policy or practice, including but not limited to the Company policy prohibiting sexual harrassment.

         With respect to a termination by a Covered Executive after a Change of Control, "Good Reason" would exist if, without the Covered Executive's express written consent, (a) there is a significant adverse change in such Covered Executive's authority or in his or her overall working environment; (b) such officer is assigned duties materially inconsistent with his duties, responsibilities and status at the time of a Change of Control; (c) there is a reduction, which is not agreed to by the Covered Executive, in the

Covered Executive's rate of base salary or bonus percentage; or (d) the Company changes by 50 miles or more the principal location at which such officer is employed.

         Under the plan, a "Change of Control" is defined as the occurrence of any of the following events: (a) the acquisition by any unrelated person of beneficial ownership of 40% or more of the then outstanding shares of common stock of the Company (or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors); (b) as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of stock or assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (c) approval by the stockholders of the Company of a reorganization, merger or consolidation with respect to which the persons who were shareholders of the Company immediately before the transaction do not, immediately after the transaction, beneficially own more than 50% of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or (d) a sale or other disposition of all or substantially all the assets of the Company, other than in the ordinary course of business.


INDEBTEDNESS OF MANAGEMENT

         Prior to 1985, the Company made loans to certain executive officers of the Company to assist such officers in the exercise of Company stock options and/or the payment of personal income taxes resulting from such exercise. The following table shows, as to each officer whose indebtedness exceeded $60,000, the largest aggregate amount of such indebtedness during fiscal year 1995 and the balance due the Company as of February 8, 1996. Each such loan is evidenced by a non-interest bearing promissory note secured by a pledge of the officer's shares of Company Common Stock and an assignment of the death benefit under his Company group life insurance policy. All of the loans described herein are accelerated and become immediately due and payable on termination of employment.


                           INDEBTEDNESS OF MANAGEMENT


                                   LARGEST AGGREGATE
                               AMOUNT OUTSTANDING DURING     AMOUNT OUTSTANDING
      NAME AND PRINCIPAL           FISCAL YEAR 1995       AS OF FEBRUARY 8, 1996
         POSITION                         ($)                        ($)
----------------------------  ---------------------------  ---------------------
Lawrence K. Tate
  Vice President                      $172,923                      $169,482



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Redemption of Series A Preferred Stock. In February 1994, the Company issued 850,000 shares of Series A 7-1/2% Cumulative Convertible Redeemable Preferred Stock, par value $10.00 per share ("Series A Preferred Stock") to PCI in exchange for the cancellation of $8.5 million of the Company's existing indebtedness to PCI (the "Exchange"). The terms and conditions of the Exchange were approved by the stockholders of the Company at a special meeting held on February 1, 1994.

         In December 1994, the Company redeemed 100,000 shares of the Series A Preferred Stock held by PCI for $1.0 million in cash (an amount equal to the aggregate par value of such shares), using proceeds from an installment note received in connection with the sale of the Company's electromechanical product line in 1992. In August 1995, the Company completed an underwritten registered public offering (the "1995 Equity Offering") of 3,000,000 shares of Common Stock, including 1,000,000 shares offered for sale by the Company and 2,000,000 shares included for the benefit of PCI pursuant to its exercise of piggyback registration rights. See "Certain Relationships and Related Transactions: PCI Piggyback Registration Rights" below. The 1995 Equity Offering was made at an offering price, net of underwriting discounts and commissions, of $11.21 per share. The Company used approximately $7.5 million of its proceeds from the 1995 Equity Offering to redeem all of the 750,000 shares of Series A Preferred Stock then outstanding and held by PCI. PCI's share of the proceeds from the 1995 Equity Offering, net of underwriting discounts and commissions and offering expenses, was approximately $21.9 million.




         PCI Piggyback Registration Rights. PCI has piggyback registration rights with respect to the Common Stock which it currently owns. As a result, if the Company desires to effect a public offering of its Common Stock, PCI has the right to include its shares in such offering, provided that the quantity of PCI shares so included would not, in the opinion of the underwriters, adversely affect the proposed offering by the Company.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of the reports to the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, during the fiscal year ended December 31, 1995, the Company's directors, executive officers, and stockholders beneficially owning more than ten percent of the Company's Common Stock complied with their respective Section 16(a) reporting requirements.


                                 PROPOSAL NO. 2

               APPROVAL OF AMENDMENT TO 1992 STOCK INCENTIVE PLAN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL


         At the Annual Meeting, the stockholders are being asked to approve an amendment to the Company's 1992 Stock Incentive Plan (the "1992 Plan"), to increase the number of shares of Common







Stock reserved for issuance thereunder from 800,000 to 1,550,000. The adoption of the 1992 Plan was approved by the Board of Directors in March 1992 and by the stockholders in April 1992. As of February 8, 1996, options to purchase an aggregate of 449,081 shares were outstanding and 46,459 shares (exclusive of the 750,000 shares subject to stockholder approval at this Annual Meeting) were available for future grant. In addition, as of such date 304,460 shares had been purchased pursuant to the exercise of stock options granted under the 1992 Plan. At its regular meeting in February 1996, the Board awarded stock options to employees in an aggregate amount exceeding the 46,459 shares available for grant, conditioned upon stockholder approval of the amendment described in this proposal.

         The 1992 Plan authorizes the Board of Directors to grant stock options and other incentive awards to eligible employees and consultants of the Company. The 1992 Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business. The Board of Directors believes that the remaining shares available for grant under the 1992 Plan are insufficient to accomplish these purposes.

         The Board awards stock options to employees under the 1992 Plan as a part of its employees' overall compensation package. Annual awards are determined with reference to an independent consulting company's report of the compensation paid by companies in the same or similar industries. Based upon past experience, the Board of Directors currently expects that the 750,000 additional shares of Common Stock subject to stockholder approval at this Annual Meeting will be sufficient to provide for option grants for approximately the next three fiscal years.

         The essential features of the 1992 Plan are outlined below.

         Purpose. The 1992 Plan is intended to provide a means for selected key professional and management employees of, and consultants providing service for, the Company to increase their personal financial interest in the Company, thereby stimulating their efforts on behalf of the Company and its stockholders (references to the "Company" in this section will include any parent and subsidiary corporations).

         Administration. The 1992 Plan must be administered by a committee comprised of at least three directors of the Company who are not eligible to participate in the 1992 Plan or any similar plan of the Company. The Compensation Committee currently administers the 1992 Plan and will continue to do so unless another committee is appointed by the Board. The committee has the power and complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, whether the award will be an option, restricted stock or incentive stock, and the number of shares to be allocated to each incentive award. The committee may impose conditions on the exercise of options and upon the transfer of restricted stock received under the Plan, and upon the right to receive incentive stock under the Plan, and may impose such other restrictions and requirements as it may deem appropriate, including reserving the right for the Company to reacquire shares issued pursuant to an incentive award.

         Eligibility. All present and future employees of the Company who hold positions with management responsibilities are eligible to receive incentive awards under the 1992 Plan. The Company estimates that it has approximately 165 such employees (seven of whom are officers). Consultants providing services for the Company are also be eligible to receive an incentive award.

         Stock Options. Options to purchase shares of Common Stock granted under the 1992 Plan may be "incentive stock options" or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Code
Section 422, while nonstatutory stock options do not. The option price of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a nonstatutory option may not be less than 85% of the fair market value of the Common Stock on the date of grant.

         The value of incentive stock options, based on the exercise price, that can be exercisable by a participant for the first time in any calendar year under the 1992 Plan or any other similar plan maintained by the Company is limited to $100,000.

         Options may only be exercised at such times as may be specified by the committee, provided, however, that incentive stock options may not be exercised after the first to occur of (i) ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability.

         If the option so provides, an optionee exercising an option may pay the purchase price in cash; by delivering or causing to be withheld from the option shares, shares of Common Stock; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

          Restricted Stock. Restricted stock issued pursuant to the Plan is subject to the following general restrictions: (i) none of such shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the Plan, and (ii) if a holder of restricted stock ceases to be employed by the Company, he will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

         The committee is authorized to establish as to each share of restricted stock issued under the 1992 Plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, as a result of the disability, death or retirement of the participant. In addition, the committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

         Incentive Stock. The committee may establish performance programs with fixed goals and designate key employees as eligible to receive incentive stock if the goals are achieved. Incentive shares will only be issued in accordance with the program established by the committee. More than one performance program may be established by the committee and they may operate concurrently or for varied periods of time and a participant may participate in more than one program at the same time. A participant who is eligible to receive incentive stock has no rights as a shareholder until incentive shares are received.

         Transferability of Incentive Awards. No options, or the right to receive incentive stock granted under the 1992 Plan, and during the applicable period of restriction, no shares of restricted stock, may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the 1992 Plan are exercisable during the participant's lifetime only by such participant, or his guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the 1992 Plan.

         Amendment of the 1992 Plan and Incentive Awards. The Board of Directors is authorized to amend the 1992 Plan in such respects as it deems advisable; provided that the stockholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the 1992 Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the 1992 Plan, or (iii) materially modify the requirements of eligibility for participation in the 1992 Plan. Incentive awards granted under the 1992 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

         Federal Income Tax Consequences. An employee will not incur federal income tax when he is granted a nonstatutory stock option, an incentive stock option, or, in most cases and depending on the restrictions imposed, restricted stock.

         Upon exercise of a nonstatutory stock option, an employee generally will recognize ordinary income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the common Stock on the date of the exercise and the option price. The committee has authority under the 1992 Plan to include provisions allowing the employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option or stock appreciation right withheld to cover his tax liabilities if permissible under Rule 16b-3. The election will be effective only if approved by the committee and made in compliance with other requirements set forth in the Plan. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax.

         An employee may deliver shares of Common Stock instead of cash to acquire shares under an incentive stock option or nonstatutory stock option, without having to recognize taxable gain (except in some cases with respect to statutory option stock) on any appreciation in value of the shares delivered. Statutory option stock is stock acquired upon the exercise of incentive stock options. However, if an employee delivers shares of statutory option stock in satisfaction of all, or any part, of the exercise price under an incentive stock option, and if the applicable holding periods of the statutory option stock have not been met, he will be considered to have made a taxable disposition of the statutory option stock.

         In general, an employee who has received shares of restricted stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. An employee who receives shares of incentive stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of incentive stock on the date of transfer to the employee. Such amounts will be included in income in the tax year in which such events occur. The income recognized may be subject to income tax withholding by the Company.

         The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options when the restrictions lapse or are removed from restricted stock and when incentive stock is issued.
Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

         This summary of Federal income tax consequences of nonstatutory stock options, incentive stock options, restricted stock, and incentive stock does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of incentive awards should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards including possible income deferral for Insiders, alternative minimum tax rules, taxes on parachute payments, and the tax consequences of the sale of shares acquired under the Plan.

         Vote Required. Approval of the amendment to the 1992 Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 800,000 to 1,550,000 requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting.

                                 PROPOSAL NO. 3

                    RATIFICATION OF THE SELECTION OF AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

         The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche, LLP ("D&T"), certified public accountants and independent auditors, to serve the Company in those capacities for the year ending December 31, 1996 and recommends ratification of such selection by the stockholders. D&T has served as independent auditors for the Company since 1985. In addition to auditing the consolidated financial statements of the Company for the year ended December 31, 1995, D&T provided an audit of the Company's pension and 401(k) plans. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

         In the event the proposal to ratify the selection of D&T is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for 1996 to stand unless the Board of Directors finds other reasons for making a change.

         The Board of Directors considers D&T to be well qualified to serve as the independent auditors for the Company.

         The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of D&T as independent auditors for 1996. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.


                                  OTHER MATTERS

         Management is not aware of other matters which will come before the meeting, but if any such matters are properly presented, proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the meeting.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any stockholder proposals to be considered by the Company for inclusion in the proxy materials for the 1997 Annual Meeting of Stockholders must be received by the Company no later than December 3, 1996.


                                          For the Board of Directors



                                          Wayne R. Wilver, Secretary

Charlottesville, Virginia
April 2, 1996



THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF
THE 1995 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SECRETARY, COMDIAL CORPORATION, 1180 SEMINOLE TRAIL, P. O. BOX 7266, CHARLOTTESVILLE, VIRGINIA, 22906-7266.





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                              [FRONT OF PROXY CARD]




                               COMDIAL CORPORATION


                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              COMDIAL CORPORATION


    The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 1996, and appoints William
G. Mustain and Wayne R. Wilver, or either of them, as proxies, each with the power to appoint his or her substitute and to act alone, and authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of Comdial Corporation held of record by the undersigned on March 12, 1996, at the Annual Meeting of Stockholders to be held on April 30, 1996, and at any adjournment thereof.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3
                      APPEARING ON THE REVERSE SIDE HEREOF





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                          [REVERSE SIDE OF PROXY CARD]


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no directions to the contrary are indicated, this proxy will be voted FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.

         ---------------------------                 ----------------
             ACCOUNT NUMBER                            COMMON


1.     ELECTION OF DIRECTORS:   Michael C. Henderson,   Dianne C. Walker

       FOR the nominees listed above [ ]   WITHHOLD AUTHORITY   [ ]
                                           to vote for all nominees listed above

     (Instruction: To withhold authority to vote for any individual nominee, draw a line through that individual's name above)


2.     APPROVAL OF AMENDMENT TO 1992 STOCK INCENTIVE PLAN:

            FOR [ ]    AGAINST  [ ]     ABSTAIN  [ ]


3. RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP as the Company's independent auditors for the current year:

            FOR  [ ]     AGAINST  [ ]     ABSTAIN  [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                             PLEASE MARK YOUR CHOICE
                                        LIKE THIS [ ] IN BLUE OR BLACK INK.

                           Date -------------------------------------, 1996


                          --------------------------------------------------

                          Signature

                          --------------------------------------------------

                          Signature, if held jointly


                           Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

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